EXHIBIT 99.2

Remarks of Bernard P. Aldrich

Rimage Corporation 1st Quarter FY 2008 Conference Call

April 23, 2008

▪	Good morning and thank you for taking the time to participate in our first quarter earnings conference call.
▪	Joining me today is Rob Wolf, our chief financial officer, who will review our recent operating results in some detail.
▪	Also with us is Manny Almeida, our executive vice president of sales and marketing.
▪	We will be pleased to take your questions at the conclusion of our opening remarks.
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Since Regulation FD prohibits us from providing any forward-looking statements unless they are simultaneously released to the public, we have provided financial guidance for the second quarter of 2008 in this morning’s release.

▪	It is important to understand that this guidance is subject to a number of risks that could affect our anticipated performance.
▪	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.
▪	Turning now to the subject of this conference call, our first quarter sales rose 6% to $22.7 million, from $21.5 million in the year-earlier period.
▪	Our earnings came to $1.8 million or $0.18 per diluted share, down from $2.1 million or $0.20 per diluted share in the first quarter of 2007.
▪	Our first quarter revenues were adversely affected by lower than anticipated sales of disc publishing hardware, including our high-end Producer family.
▪	We believe this hardware shortfall resulted primarily from the impact of the weakening economy, which has caused some distributors to adopt a more cautious approach to their purchasing decisions.
▪	As a result, consumable supplies rose significantly as a percentage of our total sales for this period.
▪	This shift in our sales mix resulted in some gross margin erosion, which caused earnings to fall below previously forecasted levels.
▪	I want to stress that our first quarter results are not indicative of any fundamental problem with Rimage’s operations.
▪	To the contrary, our pending business activity is encouraging, even though economic conditions may result in longer selling cycles.

▪	Efforts aimed at strengthening our European operation are working as planned.
▪	We are continuing to invest in our growing Asian business, which we view as a major opportunity.
▪	We have significantly strengthened our sales force over the past year by adding seven new sales representatives.
▪	In addition, we have further strengthened our sales channel by adding three new distribution partners.
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A significant portion of Rimage’s highly profitable growth over the past few years has been generated by our ability to successfully penetrate the retail and medical imaging markets with our digital publishing solutions.

▪	Our equipment has become the retail industry standard for the on-demand publishing of digital data on CDs, DVDs and Blu-ray discs.
▪	The same is true of our digital publishing solutions in the medical imaging market, where our systems have become the industry standard for PACS installations in large U.S. hospitals and clinics.
▪	We continue to see good opportunities in these markets, both here and overseas, that we will pursue aggressively in the years ahead.
▪	We believe business services applications, including media and broadcasting, law enforcement, education, government, software and professional services, represent our next growth opportunity.
▪	The applications that we are targeting in the business services market involve managing, archiving and distributing large amounts of data.
▪	Today, most data is stored on hard drives, and we believe this media will remain the primary archiving media.
▪	However, downloading stored data onto DVDs and Blu-ray discs enables companies and organizations to free up high-cost computer memory.
▪	Since much data is not required for immediate use, it can be cost-effectively and conveniently stored on optical discs for future use.
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Moreover, the use of optical technology for archiving data is particularly compelling for small and mid-sized businesses that are unable or unwilling to make substantial investments in high-capacity computer storage.

▪	In addition, using optical technology for disaster recovery, whereby discs are stored at off-site locations, is a related cost-effective technique for organizations of all sizes.

▪	The opportunity for our optical technology is particularly significant in the broadcasting and media market.
▪	Large production houses currently use DVDs for editing, producing, distributing and archiving video content.
▪	Many of these large operations, including Disney, are already penetrated with Rimage’s CD/DVD digital publishing systems, but they now will be transitioning to high-capacity Blu-ray technology.
▪	This conversion process will require new or additional Rimage equipment from these current customers.
▪	However, our greatest opportunity in the broadcasting and media market involves thousands of small and mid-sized pre- and post-production houses.
▪	In the past, many of these studios archived and distributed their video content on magnetic tape.
▪	With the conversion to digital and high definition formats, these facilities are converting to DVD and Blu-ray discs as their preferred output.
▪	To help Rimage capitalize upon these opportunities, we plan to introduce new software later this year that is designed specifically for Mac-based audio/visual production environments.
▪	This is critically important since Apple has close to a 50% share of the video editing market.
▪	This Mac-based software will seamlessly integrate into the Apple environment and workflow.
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In addition, our new Everest 600 color disc surface label printer, which generates superior color graphics at faster production speeds than its predecessor, has been integrated into our Producer equipment line.

▪	The Everest 600 exceeds the most stringent expectations for print quality and return-on-investment.
▪	We expect to integrate the Everest 600 into our Professional Series mid-range line of disc publishing systems later this year.
▪	All in all, we believe business services applications will drive a significant portion of Rimage’s future growth, and we plan to focus our resources toward building growing positions in these markets.
▪	Now, I will turn to the financial guidance contained in this morning’s release.

▪	Given the fact that we provide capital equipment to businesses, prevailing economic conditions could continue to have an impact on the purchasing decisions of our customers.
▪	Reflecting this possibility, we are forecasting earnings of $0.22 to $0.27 per diluted share on revenues of $24 to $26 million for the second quarter of 2008 ending June 30.
▪	During such times as today, it is our job to work harder and smarter, as well as continue making the investments in our business that will pave the way for strong results over the long term.
▪	We are fully committed to doing exactly that.
▪	Thank you. Now Rob Wolf will review our first quarter results in some detail.

Remarks of Robert M. Wolf

Rimage Corporation 1st Quarter FY 2008 Conference Call

April 23, 2008

▪	Thanks, Bernie.
▪	First, I will run through a few highlights about our first quarter sales.
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Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 27% in the first quarter and accounted for 62% of sales, compared to 51% in the first quarter of 2007.

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In our last conference, we said that we expected consumables sales growth to accelerate in 2008 as our equipment was installed in the stores involved with the significant retail orders that we received in 2007.

▪	That proved to be the case in this year’s first quarter, and we expect consumables sales growth to remain robust in 2008.
▪	However, as a percentage of total sales, consumables are expected to decline in coming quarters, based on our outlook for improving hardware sales.
▪	International sales increased 14% in the first quarter and accounted for 43% of total sales, compared to 41% in the first quarter of 2007.
▪	This increase was due primarily to foreign currency effects.
▪	Rimage’s gross margin was 43% in the first quarter, down from 48% in the fourth quarter of 2007 and 45% in the first quarter of 2007.
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As Bernie mentioned previously, our gross margin in this year’s first quarter was affected by the shift in our sales mix toward consumable supplies, which carry lower gross margins than those associated with disc publishing hardware.

▪	We anticipate an improved gross margin in the mid-40% range in this year’s second quarter.
▪	Moving down the P&L, first quarter R&D expense came to $1.4 million, up modestly from $1.3 million in last year’s fourth quarter and down from $1.6 million in the year-earlier period.
▪	The year-over-year decrease in R&D reflects the completion of several important product development initiatives in 2007.
▪	R&D spending in the second quarter of 2008 is forecasted to be at or near the first quarter level.

▪	Selling, general and administrative expense totaled $6.6 million in this year’s first quarter, compared to $6.1 million in last year’s fourth quarter and $5.8 million in the first quarter of 2007.
▪	Substantially all of the sequential and year-over-year increases in SG&A were driven by continued expansion of Rimage’s sales and marketing organization.
▪	We believe second quarter SG&A will be at or near the first quarter level.
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We recorded an effective income tax rate of 36% in the first quarter, compared to 37% in last year’s fourth quarter and 33% in the first quarter of 2007. The lower tax rate in the prior year’s first quarter was primarily affected by the elimination of certain tax reserves.

▪	We believe our effective income tax rate for 2008 will be in the range of 35% to 37%.
▪	Turning now to our balance sheet.
▪	Cash and investments totaled $92.4 million at the end of this year’s first quarter, compared to $94.2 million at the beginning of 2008 and $83.5 million at the end of the first quarter of 2007.
▪	The sequential decline in cash between the first and fourth quarters was attributable primarily to the payment of income taxes and annual incentive bonuses.
▪	A nominal amount of cash was used to repurchase 26,000 Rimage shares during the first quarter under two existing 500,000 share buyback authorizations.
▪	Nearly all of the 1 million shares under these authorizations remain available for repurchase.
▪	Stockholders’ equity came to $108.6 million at the end of this year’s first quarter, up from $105.1 million at the end of 2007 and $100.3 million at the end of the first quarter of 2007.
▪	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.